Exhibit 99.1

Heritage Commerce Corp Added to Russell 3000 and the Russell 2000 Indexes

San Jose, CA – June 29, 2011 – Heritage Commerce Corp (Nasdaq: HTBK), the holding company (the “Company”) for Heritage Bank of Commerce (the “Bank”), today announced that it was added to the Russell 3000 Index and Russell 2000 Index when Russell Investments reconstituted its comprehensive set of U.S. and global equity indexes on June 24, 2011.   The new membership lists for Russell Indexes were posted on June 27, 2011 and are available at http://www.russell.com/indexes/tools-resources/reconstitution.asp.

“Our addition to the Russell 3000 and Russell 2000 Indexes represents another milestone for our Company,” said Walter Kaczmarek, President and Chief Executive Officer.  “Russell is an industry leader for stock indexes and represents approximately 98% of the invested U.S. equity market.  We expect our inclusion in the Russell 3000 and Russell 2000 to generate greater visibility amongst institutional investors and the investment community.”

More information about Russell Indexes, including total returns, is available at http://www.russell.com/Indexes/data/default.asp.

Heritage Commerce Corp: a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Los Gatos, Fremont, Danville, Pleasanton, Walnut Creek, Morgan Hill, Gilroy, Mountain View, and Los Altos.  Heritage Bank of Commerce is an SBA Preferred Lender with an additional Loan Production Office in Santa Rosa, California.  For more information, please visit www.heritagecommercecorp.com.

Member FDIC